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                                                                   EXHIBIT 10.9


                  FIRST AMENDMENT TO BONUS INCENTIVE PLAN OF
                       CLAYTON WILLIAMS ENERGY, INC.

                     ADOPTED BY THE BOARD OF DIRECTORS OF
              CLAYTON WILLIAMS ENERGY, INC. ON NOVEMBER 12, 1997


     1. Section 6 of the Bonus Incentive Plan of Clayton Williams Energy, Inc. (the "Plan"), is hereby modified by deleting the first sentence of
Section 6, and replacing such first sentence with the following:

          Between November 1, of each Fiscal Year and February 28 of the following year, the Committee shall submit its recommendations to the Board of Directors with respect to (i) each participant, if any, the Committee has selected as a potential Beneficiary to receive an Award for such Fiscal Year, (ii) the proposed amount to each such Award, and (iii) whether each such Award should be paid in cash, in shares of Common Stock, or a combination thereof.


     2. Section 7 of the Plan is hereby modified by deleting the first sentence of Section 7, and replacing such first sentence with the following:

          Promptly upon receiving the recommendations of the Committee, but in no event later than February 28 of the year following the Fiscal Year under consideration, the Board of Directors shall determine (i) the Beneficiaries who will be entitled to receive Awards for such Fiscal Year, (ii) the amount of each such Award, and (iii) whether each such Award will be made in cash, shares of Common Stock or a combination thereof.

     3. Except as expressly modified above, the Plan shall remain unchanged and in full force and effect.